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                                                                      Exhibit 11

                          CHECKMATE ELECTRONICS, INC.

                      COMPUTATION OF  PER SHARE EARNINGS
                     (in thousands, except per share data)

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

                                                                                DECEMBER 31
                                                                    -------------------------------------
                                                                       1996         1995          1994
                                                                    ---------     ---------     ---------
PRIMARY:
Weighted average common shares outstanding during
  the period                                                            5,153         5,046         4,975

Net effect of dilutive stock options and stock warrants - based
  on the treasury stock method using the average market price             428           374            56
                                                                    ---------     ---------     ---------

Total common and common equivalent shares                               5,581         5,420         5,031
                                                                    =========     =========     =========

Net income                                                          $   2,555     $   2,542     $   1,458

Add interest from assumed investment of excess stock
  option proceeds, net of federal income tax effect                         0             9             0
                                                                    ---------     ---------     ---------

Total                                                               $   2,555     $   2,551     $   1,458
                                                                    =========     =========     =========

Net income per share                                                $    0.46     $    0.47     $    0.29
                                                                    =========     =========     =========

FULLY DILUTED:
Weighted average common shares outstanding during
  the period                                                            5,153         5,046         4,975

Net effect of dilutive stock options and stock warrants - base on the treasury stock method using the year-end market price,
  if higher than the average market price                                 468           544            56
                                                                    ---------     ---------     ---------

Total common and common equivalent shares                               5,621         5,590         5,031
                                                                    =========     =========     =========

Net income                                                          $   2,555     $   2,542     $   1,458

Add interest from assumed investment of excess stock
  option proceeds, net of federal income tax effect                         0             4             0
                                                                    ---------     ---------     ---------

Total                                                               $   2,555     $   2,546       $ 1,458
                                                                    =========     =========     =========

Net income per share                                                $    0.45     $    0.46     $    0.29
                                                                    =========     =========     =========

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